UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  DC    20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2016

SOUTHWEST BANCORP, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-34110	73-1136584
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

608 South Main Street, Stillwater, Oklahoma	74074
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 742-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Southwest Bancorp, Inc. Executive Leadership Team Incentive Plan 2016

On March 21, 2016, the Compensation Committee of the Board of Directors (the “Board”) of Southwest Bancorp, Inc. (the “Company”) recommended, and on March 22, 2016 the Board approved, an amendment to the Company’s Executive Leadership Team Incentive Plan (as amended, the “Incentive Plan”) and considered and approved the cash and restricted stock incentive opportunities for the Incentive Plan.

No awards are payable under the Incentive Plan unless the Company meets a minimum core net income performance level set by the Compensation Committee of the Board each year. In addition, no awards are made with respect to any Company-wide performance criteria unless a minimum credit quality metric established annually by the Compensation Committee of the Board is also met.

Award amounts payable to Incentive Plan participants achieving performance objectives will be calculated as a proportion of threshold, target, and maximum award levels.  Each Incentive Plan Participant will earn a payout percentage that is multiplied by his/her eligible salary level to create the actual incentive award amount.  For 2016, threshold payout percentage is 0%, the target payout percentage is 50%, and maximum payout percentage is 100%.  The performance objectives are weighted such that a certain percentage of the total potential award is payable for meeting each specific performance criteria.  For 2016, each Incentive Plan participant’s awards are weighed such that 85% of the total potential award is tied to Company-wide performance objectives and 15% of the total potential award is tied to department/individual performance objectives.

The Company will pay the earned incentive award 50% in cash and 50% in restricted stock.  The cash portion will be paid during the first quarter of the year following the Incentive Plan year and is contingent only upon the Incentive Plan participant’s continued employment with the Company through the date of payment.  The restricted stock will be granted at the same time the cash incentive is paid (the number of shares will be determined based on the closing price on the grant date) and will have a three-year vesting period following the grant date.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 24, 2016

SOUTHWEST BANCORP, INC. By: /s/ Mark W. Funke Name: Mark W. Funke Title: President and CEO